Exhibit 5.1

June 19, 2014

ServiceMaster Global Holdings, Inc.
860 Ridge Lake Boulevard
Memphis, TN 38120

Registration Statement on Form S-1
of ServiceMaster Global Holdings, Inc.
(Registration No. 333-194772)

Ladies and Gentlemen:

We have acted as special counsel to ServiceMaster Global Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-1 (File No. 333-194772), as amended (the “Registration Statement”), relating to an initial public offering (the “Offering”) of 35,900,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued and sold by the Company (such shares of Common Stock, together with up to 5,385,000 shares of Common Stock that may be sold upon exercise of the underwriters’ option to purchase additional shares of Common Stock and any additional shares of Common Stock that may be registered in accordance with Rule 462(b) under the Act for sale in the Offering, the “Shares”) pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the several underwriters to be named in Schedule I thereto (the “Underwriters”).

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents and (v) that the pricing committee of the board of directors of the Company will have taken action necessary to set the sale price of the Shares.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that, when the Shares have been issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Offering.  In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York.  We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP